Exhibit 99.1

NEWS RELEASE

INVUITY DRAWS $10 MILLION SECOND TRANCHE OF TERM LOAN

SAN FRANCISCO, September 27, 2017 - Invuity, Inc. (NASDAQ:IVTY), a leading medical technology company focused on minimal access surgery, today announced that it has drawn $10 million in additional borrowings under an amended debt agreement with MidCap Financial (“MidCap”).

The MidCap facility consists of a $30 million term loan divided in two tranches. The first tranche of $20 million was funded upon closing of the original agreement on March 10, 2017.  The $10 million second tranche was funded on September 26, 2017. The MidCap agreement requires the Company to maintain certain minimum net revenue requirements, which have been adjusted in the amended agreement.

The MidCap facility also consists of a $10 million revolving credit facility (revolver) of which $3.5 million was drawn down as of June 30, 2017.  The revolver may be increased to $20 million at a later date at the Company’s request and with approval from MidCap.

“We appreciate MidCap’s ongoing support of Invuity as we continue to scale the business,” said Philip Sawyer, Invuity’s Chief Executive Officer.

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The company’s patented Intelligent Photonics™ technology delivers enhanced visualization which facilitates surgical precision, efficiency and safety. In addition, the company utilizes comprehensive strategic marketing programs to create stronger institutional partnerships. Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery.  Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic, and general surgery. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

About MidCap Financial

MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity.

MidCap Financial’s debt solutions focus in five areas:

•                  General and Healthcare Asset-Based working capital loans collateralized by third-party accounts receivable and other assets;

•                  Leveraged loans to companies backed by private equity sponsors;

•                  Life Sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies;

•                  Real Estate loans on all types of commercial properties, medical office buildings, various types of senior housing and skilled nursing properties; and

•                  Lender Finance term loans or revolvers provided across the consumer and commercial finance sectors.

Additional information about MidCap Financial can be found at www.midcapfinancial.com.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com

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